Exhibit 10.4

Agreement NO：LB-Z2020-01

LEASE AGREEMENT

Landlord: Leisure Bright Trading Limited (Party A)

Tenant: New Brand Import and Export Co.,Ltd. (Party B)

In accordance with the Contract Law of the People’s Republic of China, Regulations of Shanghai Municipality on Housing Lease and other relevant laws and regulations, Party A and Party B, on the basis of equality, free will and mutual agreement, reach the following agreement on Party B’s leasing of premise from Party A:

1.	Location and area of the premises rented

The premises rented by Party B is located at Room 1703B, Chamtime Corporate Avenue .No.899 HaiNing Road, Shanghai,P.R,CHINA

The building area is 263.25 square meters.

2.	The decoration and facilities of party A’s premises as is present condition.

3.	Purpose of leasing premises : for office use only.

4.	Term of Tenancy

The lease term is three years, from February 1, 2020 to January 31, 2023.  When the lease term expires, Party A has the right to take back the premises and Party B will return the premises on schedule. If Party B intends to extend the lease after its expiration, party A shall sign a new lease agreement with the consent of Party A.

5.	Rent, other charges and payment time

Rental fee is calculated at RMB 4.2 per square meter per day based on the floor area, and the monthly rental is RMB 33,630.20. The rental remains unchanged during the term of this lease agreement. It does not include property management fee which is calculated at RMB 30 per square meter per month to be payable by Party B. Such property management fee includes water, air-conditioning of the building according to the hours regulated by the property management, heating energy cost, but excludes indoor electricity, telecommunication and internet and loss and repair of lighting.

i)	The above fee shall be settled and paid in every 2 months. The first installment shall be paid on the effective date of this agreement. For each subsequent installment, Party B shall pay party A in lump sum within five working days prior to the expiration of the payment of the previous installment.

6.	Security Deposit

To guarantee the full performance of this agreement, Party B shall pay a deposit of RMB 47,701.86 to Party A while paying the first installment rent and property management fee. Upon the expiration of the lease term, Party B shall return the leased premises and facilities to Party A in their original condition, and Party A shall return the deposit without interest within three days upon receipt of the premises. The deposit is not refundable under any of the following circumstances:

i)	Party B damages the decoration and other facilities and equipment in the premises and refuses to compensate for the damages.

ii)	Party B fails to pay the rent, property management fee and other expenses within the agreed time for more than then working days.

iii)	Party B unilaterally terminates the agreement in advance.

7.	During the lease term, Party A shall perform the following obligations:

i)	Charge rent, property management fee and other fees as agreed

ii)	Party A guarantees that the decoration and facilities of the premises are in accordance with the provisions of this agreement.

iii)	Party A will provide the premises to Party B for use within the time stipulated in this agreement.

iv)	Party A will not change or sublet the premises rented by Party B without authorization.

8.	During the lease term, Party B shall perform the following obligations:

i)	Party B shall pay rental, property management fees and other fees on time and in full.

ii)	Party B shall take good care of and reasonably use the leased premises and its facilities and shall not demolish or alter the premises structure and its attached equipment and facilities without authorization. If any change is necessary, it shall be made with written consent of Party A and shall not affect the use and safety of the adjoining premises. All expenses incurred shall be borne by Party B.

iii)	Party B shall not damage the decoration, facilities and equipment of the premises.

iv)	Without party A’s consent, Party B shall not sublet, lend or change the leased premises, change the nature of the leased premises or use the leased premises as a place for production or processing.

v)	Upon expiration of the lease term, Party B will promptly return the premises and attached facilities to Party A in good leasable condition.

vi)	Party B shall not use the leased premises to carry out illegal activities, and shall not carry out other activities that may damage the interests of Party A, other owners and users of the premises, or have adverse effects on the building.

vii)	Party B shall be responsible for the fire control management of the leased premises and actively cooperate with the property management organization in the fire control management of the common area.

9.	Liability for breach of contract

i)	If Party A delays in delivering the premises, it shall pay a penalty at the rate of 0.3% of rent, property management fee and other fees for each overdue day.

ii)	If Party B delays in paying the rent, property management fee and other expenses, it shall pay a penalty equal to 0.3% of the rent, property management fee and other expenses for each overdue day. If the aforesaid fee is not paid after ten working days, in addition to aforesaid penalty, Party A shall have the right to terminate the agreement and take compulsory measures to order Party B to move out, and Party B shall bear all economic losses arising therefrom.

iii)	Party B shall compensate Party A for any damage to the decoration, facilities and equipment in the leased premises.

iv)	Before the lease term expires, If Party B terminates the agreement unilaterally or sublets, lends or transfers the leased premises to a third party without Party A’s written consent, Party A will not refund the deposit, rent and property management fee paid by Party B.

10.	Other matters

i)	The lease agreement shall automatically become invalid upon expiration of the lease term. If Party B intends to continue the lease, it shall be done before the expiration of the lease term

Party B shall submit a written request for renewal of the lease within one month. Under the same conditions, Party B shall have the first right to lease and sign a new lease agreement; If party B does not wish to extend the lease, it shall notify Party A in writing one month prior to the expiration of the lease term.

ii)	For matters related to property management, Party B shall abide by the property management organization of the building and related regulations.

iii)	The leased premises and its equipment and facilities are damaged and cannot operate normally due to force majeure, both parties will be responsible for their own loss.

11.	Any dispute arising from the performance of this Agreement shall be settled by both parties through negotiation.

12.	Matters not covered herein may be discussed separately by both parties, and the supplementary agreement shall have the same legal effect as this Agreement after being signed and sealed by both parties.

13.	This Agreement shall come into force after being signed and sealed by both parties. This agreement is made in duplicate, with each party holding one copy.

Party A：	Leisure Bright Trading Limited	Party B：	New Brand Import & Export Co., Limited

Signature and Seal：		Signature and Seal：

Signing date :	February 25, 2020	Location :	Shanghai, China